Exhibit 99.1

VERMILLION REPORTS FINANCIAL RESULTS FOR

THE FOURTH QUARTER AND FULL YEAR 2010

OVA1™ TEST VOLUMES GREW 49% Q/Q

AUSTIN, Texas, February 10, 2011 – Vermillion, Inc. (Nasdaq: VRML), a molecular diagnostics company, today reported financial results for the fourth quarter and full year ended December 31, 2010. Key milestones we have achieved since the last quarterly conference call include:

•

Performed an estimated 2,935 OVA1 tests during the fourth quarter of 2010, representing volume growth of 49% over the third quarter of 2010. For the full year 2010, performed an estimated total of 6,155 tests, exceeding the 2010 guidance range of 5,000-5,500 tests.

•	Were granted a patent from the United States Patent and Trademark Office (USPTO) entitled "B2-microglobulin as a biomarker for peripheral artery disease."

•	Received a notice of allowance from the USPTO for our patent entitled "Biomarkers for breast cancer."

•	Expanded payor coverage with the addition of two more independent Blue Cross Blue Shield plans, which brings our total to 12. Collectively, OVA1 has coverage with 65-70 million insured lives.

•	Filed with the Securities and Exchange Commission a registration statement on Form S-1 for a follow-on offering.

“We are encouraged with the growth of OVA1 tests ordered in the fourth quarter. The 49% quarterly increase in the number of OVA1 tests performed, especially in light of the holiday weeks, reinforces the importance of OVA1 as an aid for physicians in the assessment of adnexal masses,” said Gail S. Page, Chair of the Board of Directors and CEO. “Our sales and marketing initiatives are successfully broadening awareness among the clinical community and we are well positioned to capture the long-term market opportunity. Additionally, we are turning our attention to launching OVA1 in international markets, which represent an exciting revenue opportunity.”

For the first quarter of 2011, we expect 3,000 to 3,500 OVA1 tests to be performed. This forward guidance takes into consideration numerous factors including seasonality and weather.

Total revenues for the fourth quarter of 2010 were $345,000 compared to none for the fourth quarter of 2009. Revenues for the fourth quarter of 2010 included $149,000 from product sales of OVA1 and $196,000 of license revenue related to the Company’s achievement of certain milestones under the Strategic Alliance Agreement with Quest Diagnostics. As of December 31, 2010, the Company’s cash and short-term investments totaled $22.9 million. The Company utilized $2.4 million in cash and cash equivalents during the fourth quarter and expects $3-$4 million cash utilization during the first quarter. During the fourth quarter, we received approximately $624,000 in retroactive payments from Quest under the terms of the amended agreement for OVA1 tests performed from commercialization through November 30, 2010.

We have received $903,000 from Quest Diagnostics for OVA1 tests performed in 2010, of which we have recognized $308,000 in product revenues. This reflects the fixed $50 per test payment under our amended Strategic Alliance Agreement with Quest. We deferred to our balance sheet the remaining $595,000 of payments that reflect the 33% royalties as of December 31, 2010. Later in Q1 2011, we expect Quest to provide us with additional data about the royalty portion of our income stream. We plan to use these and other data available during 2011 in recognizing future product revenues for sales of OVA1.

Total operating expenses increased in the fourth quarter of 2010 to $4.5 million from $1.5 million in the same period last year. Operating expenses increased to $15.7 million for full year 2010, compared to $5.4 million in the previous year. These increases were primarily due to the Company’s emergence from Chapter 11 and its related cash and equity payments, investments in sales and marketing to establish the adoption of and reimbursement for OVA1, as well as significant efforts to bring current all periodic reports required by the Securities and Exchange Act of 1934. Operating expenses included $1.6 million and $4.9 million in non-cash stock-based compensation expense in the three and twelve months ended December 31, 2010, respectively.

Net loss for the fourth quarter of 2010 was $4.0 million, or $0.38 per share, compared to $6.4 million, or $0.86 per share, for the same period in 2009. Net loss for 2010 was $19.0 million, or $1.83 per share, compared to a net loss for 2009 of $22.0 million, or $3.31 per share. Other income and expense for 2010 included $8.6 million in reorganization items and $4.4 million in gains resulting from the exercise and fair value revaluation of common stock warrants.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women's health. Additional information about Vermillion can be found on the Web at www.vermillion.com.

About OVA1™

OVA1™ is a qualitative serum test that combines the results of five immunoassays into a single numerical score. It is indicated for women who meet the following criteria: over age 18, ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. The test utilizes five well-established biomarkers - Transthyretin (TT or prealbumin), Apolipoprotein A-1 (Apo A-1), ß 2-Microglobulin (ß 2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) - and a proprietary FDA-cleared software device to determine the likelihood of malignancy in women with pelvic mass for whom surgery is planned. OVA1™ is a trademark of Vermillion Inc. Additional information about OVA1™ can be found on the Web at www.ova1.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion's plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) limited track record of Vermillion in developing, and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its future products; (6) uncertainty whether the trading in Vermillion's stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion's filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion's expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law. In addition, any financial information presented in this press release is unaudited and subject to adjustment following Vermillion’s internal review and quarterly processes as well as annual audit.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

SOURCE Vermillion, Inc.

Ashish Kohli

akohli@vermillion.com

Tel: 312 909 4786

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	December 31,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$22,914	$3,440
Accounts receivable	136	—
Prepaid expenses and other current assets	779	454

Total current assets	23,829	3,894
Property and equipment, net	194	189
Long-term investments, at fair value	—	526
Other assets	12	—

Total assets	$24,035	$4,609

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$998	$2,227
Accrued liabilities	3,056	1,903
Debtor-in-possession loan with related party	—	400
Convertible senior notes, net of discount	5,000	—
Deferred revenue	1,049	—

Total current liabilities	10,103	4,530
Non-current liabilities:
Long-term debt owed to related party	7,000	10,000
Warrant liability	378	5,659
Long-term deferred revenue	1,679	—
Liabilities subject to compromise	—	11,737
Other liabilities	259	—

Total liabilities	19,419	31,926

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 2010 and 2009, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 10,657,564 and 7,918,705 shares issued and outstanding at December 31, 2010 and 2009, respectively	11	8
Additional paid-in capital	303,270	252,196
Accumulated deficit	(298,509)	(279,475)
Accumulated other comprehensive loss	(156)	(46)

Total stockholders’ equity (deficit)	4,616	(27,317)

Total liabilities and stockholders’ equity (deficit)	$24,035	$4,609

Vermillion, Inc.

Consolidated Statement of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three months ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue:
Product	$149	$—	$308	$—
License	196	—	867	—

Total revenue	345	—	1,175	—
Cost of revenue:
Product	63	—	88	—

Total cost of revenue	63	—	88	—

Gross profit	282	—	1,087	—
Operating expenses:
Research and development(1)	1,051	831	3,848	2,346
Sales and marketing(2)	1,106	35	2,857	455
General and administrative(3)	2,380	634	8,984	2,562

Total operating expenses	4,537	1,500	15,689	5,363

Loss from Operations	(4,255)	(1,500)	(14,602)	(5,363)
Interest income	15	7	40	28
Interest expense	(116)	(316)	(491)	(1,691)
Gain on investments in auction rate securities	—	—	58	—
Change in fair value and gain from exercise of warrants, net	(74)	(2,633)	4,353	(12,106)
Debt conversion costs	—	(819)	(141)	(819)
Reorganization items	(36)	(1,131)	(1,677)	(2,066)
Reorganization items-related party incentive plan	—	0	(6,932)	—
Other income (expense), net	452	(33)	358	(20)

Loss before income taxes	(4,014)	(6,425)	(19,034)	(22,037)
Income tax benefit (expense)	—	—	—	(11)

Net loss	$(4,014)	$(6,425)	$(19,034)	$(22,048)

Loss per share - basic and diluted	$(0.38)	$(0.86)	$(1.83)	$(3.31)

Shares used to compute basic and diluted loss per common share	10,572,942	7,477,900	10,404,741	6,662,231

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$204	$129	$992	$219
(2) Sales and marketing	26	9	77	24
(3) General and administrative	1,321	88	3,868	328